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                                                                   EXHIBIT 3.1.1

                                                                   JULY 29, 1996

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
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                                       OF
                                       --

                             CONTROL DEVICES, INC.
                             ---------------------


                                   ARTICLE I
                                   ---------
                                     Name
                                     ----

     The name of the Corporation is Control Devices, Inc.


                                   ARTICLE II
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                     Registered Office and Registered Agent
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     The street address of the Corporation's registered office in Indiana and the name of its registered agent at that office are Glenn Scolnik, Hammond, Kennedy, Whitney & Company, Inc., 8888 Keystone Crossing, Suite 690, Indianapolis, Indiana 46240.

                                  ARTICLE III
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                                     Shares
                                     ------

     Section 3.1.  Number.  The total number of shares which the Corporation is
     -----------   ------
authorized to issue is Nineteen Million (19,000,000) shares.

     Section 3.2.  Designation of Classes and Number of Shares.  The authorized
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shares shall be divided into Sixteen Million (16,000,000) shares of the
Corporation which shall be designated as "Common Shares" and Three Million (3,000,000) shares of the Corporation which shall be designated as "Preferred Shares."

     Section 3.3.  Rights, Privileges, Limitations and Restrictions of Common
     -----------   ----------------------------------------------------------
Shares.
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(1)  Single Class. The Common Shares shall constitute a separate and single
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     class and shall not be issued in series.  All Common Shares shall be identical with each other in all respects.





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             (2)   Dividends.  Subject to any limitations prescribed in this
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         Article III and any further limitations prescribed in accordance therewith, and subject to any prior rights that may be conferred upon the holders of any series of the Preferred Shares established by the Board of Directors pursuant to authority herein provided, and except as otherwise provided by law, the holders of Common Shares shall be entitled to receive when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, pro rata dividends payable either in cash, in property or securities of the Corporation.

             (3)   Liquidation.  In the event of any voluntary or involuntary
                   -----------
         liquidation, dissolution, or winding up of the Corporation, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and of all Preferred Shares having priority over the Common Shares, to share ratably in the remaining net assets of the Corporation.

             (4)   Voting Rights.  Subject to any voting rights that may be
                   -------------
         conferred upon holders of any series of Preferred Shares established by the Board of Directors pursuant to authority herein provided or as otherwise provided by law, every holder of Common Shares shall have the right, at every shareholders' meeting, to one vote for each Common Share standing in such shareholder's name on the books of the Corporation.

         Section 3.4.  Rights of Preferred Shares
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             (1)   Preferred Shares may be issued from time to time in one or more series, which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares adopted by the Board of Directors. The authority for the adoption of such resolution or resolutions is hereby expressly granted to and vested in the Board of Directors and shall include authority to specify the number of Preferred Shares of any series and to provide, as to any series of Preferred Shares, such voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are from time to time permitted under the Indiana Business Corporation Law.

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             (2)   Designation of Rights of 11% Cumulative Preferred Shares.
                   --------------------------------------------------------

             (a)  Authorization and Designation.  The Corporation is authorized
                  -----------------------------
     to issue a series of its Preferred Shares consisting of 2,400 shares having a stated value of One Thousand Dollars ($1,000.00) per share, to be designated as the 11% Cumulative Preferred Shares (hereinafter referred to as the "11% Cumulative Preferred Shares"). Holders of 11% Cumulative Preferred Shares will not have any preemptive rights. The 11% Cumulative Preferred Shares shall be senior, in respect of the right to receive dividends or assets upon liquidation, dissolution or winding up of the Corporation, to the Common Shares and all other series of Preferred Shares hereafter established by the Board of Directors unless the holders of at least 80% of the 11% Cumulative Preferred Shares vote for or consent to the creation of a series having rights prior to or on a parity with the 11% Cumulative Preferred Shares in respect of such matters.

             (b)  Dividends.  Holders of 11% Cumulative Preferred Shares will
                  ---------
     be entitled to receive cash dividends at a rate of 11% per annum ($110.00) per share. Dividends will be payable to holders of record of 11% Cumulative Preferred Shares as they appear on the books of the Corporation on such record dates, not less than 10 days and not more than 60 days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Corporation. Dividends shall be fully cumulative and shall accrue from the date of original issuance of the 11% Cumulative Preferred Shares. No dividends may be paid prior to the first Mandatory Dividend Payment Date (as defined below) except upon redemption of all of the 11% Cumulative Preferred Shares prior to such first Mandatory Dividend Payment Date. From and after such first Mandatory Dividend Payment Date, dividends shall be paid at the times required below and may be paid, at the discretion of the Board of Directors, at any other time. Dividends may be paid to the extent that the Corporation's total assets exceed its total liabilities, without regard to the liquidation preference of any class or series of shares senior to the 11% Cumulative Preferred Shares.

             On the 90th day after the close of each fiscal year, commencing with the fiscal year ending July 31, 1996 (each a "Mandatory Dividend Payment Date"), the Corporation shall be required to pay all dividends accrued but unpaid as of the close of such fiscal year up to a maximum aggregate amount not greater than the Maximum Required Dividend (as defined below) as of the close of such fiscal year. "Maximum Required Dividend" for any fiscal year, as used herein shall mean 25% of the Excess Cash Flow (as defined below) of the Corporation for such fiscal year.
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             "Excess Cash Flow" for any fiscal year shall mean the consolidated net income of the Corporation for the relevant fiscal year (excluding all extraordinary, unusual, nonrecurring and/or nonoperating items), after restoring thereto amounts deducted for (a) taxes in respect of income and profits, (b) interest expense, and (c) depreciation and amortization, and after reducing the amount so obtained by (x) amounts actually expended by the Corporation and its subsidiaries for capital expenditures during such year and (y) all payments of principal of and/or interest on indebtedness for borrowed money of the Corporation and its subsidiaries made during such year, provided, however, there shall be no deduction for prepayments of
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     principal on any such indebtedness to the extent such prepayments are made with the net proceeds of the sale by the Corporation of its securities after July 29, 1994; all determined in accordance with generally accepted accounting principles.

              Except as described below, no dividends shall be paid or declared and set apart for payment on any class or series of shares of the Corporation junior to the 11% Cumulative Preferred Shares for any period unless all dividends accrued on the 11% Cumulative Preferred Shares since the date of original issuance thereof shall have been paid in full. In no event may dividends be paid or declared and set apart for payment on any class or series of shares of the Corporation junior to or on a parity with the 11% Cumulative Preferred Shares following the twelfth anniversary of the date of original issuance of the 11% Cumulative Preferred Shares if any 11% Cumulative Preferred Shares remain outstanding after such twelfth anniversary. A dividend payable in Common Shares or another class of shares junior to the 11% Cumulative Preferred Shares may, however, be made. When full cumulative dividends are not paid upon the 11% Cumulative Preferred Shares and any other class of shares ranking on parity with the 11% Cumulative Preferred Shares, all dividends declared upon such shares shall be declared pro rata in accordance with the respective dividends which would be payable on such shares if all accrued and unpaid dividends thereon were paid in full. The holders of 11% Cumulative Preferred Shares shall not be entitled to the payment of interest with respect to dividend payments that may be in arrears.

              (c)  Liquidation Rights.  In the event of any voluntary or
                   ------------------
     involuntary liquidation, dissolution or winding up of the Corporation, the holders of 11% Cumulative Preferred Shares are entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution or payment is made to holders of Common Shares, or holders of any other shares of the Corporation ranking junior upon liquidation to the 11% Cumulative Preferred
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     Shares, liquidation distributions in the amount of $1,000.00 per share, plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make the full payment of $1,000.00 per share, plus all accrued and unpaid dividends thereon, on the 11% Cumulative Preferred Shares and similar payments on any other class of shares ranking on a parity with the 11% Cumulative Preferred Shares upon liquidation, then the holders of the 11% Cumulative Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. A consolidation or merger of the Corporation with or into one or more corporations, or a sale, lease or other disposition of all or substantially all of the assets of the Corporation which does not involve a distribution by the Corporation of cash or other property to the holders of the Common Shares, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.


              After payment of the full amount of the liquidating distribution to which they are entitled, the holders of 11% Cumulative Preferred Shares will not be entitled to any further participation in any distributions or payments by the Corporation.

              (d)  Redemption.
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                      (i)   Optional Redemption.  The 11% Cumulative Preferred
                            -------------------
              Shares may be redeemed at the option of the Corporation in whole or in part at any time or from time to time. The redemption price will be $1,000.00 per 11% Cumulative Preferred Share plus accrued and unpaid dividends. If less than all of the outstanding 11% Cumulative Preferred Shares are to be redeemed, they shall be redeemed on a pro rata basis from among all then outstanding 11% Cumulative Preferred Shares (with adjustments to avoid fractional shares).


                      (ii)  Discretionary Redemption.  Commencing with the
                            ------------------------
              first Mandatory Dividend Payment Date, whenever the Maximum Required Dividend as of the close of any fiscal year exceeds the aggregate amount of dividends accrued but unpaid on the 11% Cumulative Preferred Shares as of the close of such fiscal year by at least $24,000.00, the Corporation shall redeem, unless the Board of Directors of the Corporation determines in its reasonable discretion that such redemption would not be
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              in the best interests of the Corporation, on the Mandatory
              Dividend Payment Date for such year a number of 11% Cumulative Preferred Shares equal to the quotient of (x) the excess of the Maximum Required Dividend over the aggregate amount of dividends accrued but unpaid as of the end of such fiscal year divided by
              (y) 1000. The redemption price will be $1000.00 per 11% Cumulative Preferred Share. If less than all of the outstanding 11% Cumulative Preferred Shares are to be redeemed, they shall be redeemed on a pro rata basis from among all then outstanding 11% Cumulative Preferred Shares (with adjustments to avoid fractional shares).

                  (iii)  Mandatory Redemption on Twelfth Anniversary.  On the
                         -------------------------------------------
              twelfth anniversary of the date of original issuance of the 11%
              Cumulative Preferred Shares, the Corporation shall redeem all 11% Cumulative Preferred Shares then outstanding at a redemption price equal to $1,000.00 per 11% Cumulative Preferred Share, plus accrued and unpaid dividends.

                  (iv)   Special Mandatory Redemption.  Notwithstanding
                         ----------------------------
              anything to the contrary contained herein, upon the prepayment in full of the then outstanding principal balance, if any, of the Senior Fixed Rate Notes (as defined in the Securities Purchase Agreements hereinafter referred to) and of the then outstanding principal balance, if any, of the Subordinated Notes (as defined in the Securities Purchase Agreements hereinafter referred to) pursuant to section 9.5 or 9.7 of the Securities Purchase Agreements dated as of July 29, 1994, as amended from time to time, by and between the Corporation and the institutional investors named therein, the Corporation shall, concurrently with such prepayment, redeem all 11% Cumulative Preferred Shares which were originally issued and sold pursuant to such Securities Purchase Agreements and which are outstanding on the date of such prepayment, at a redemption price equal to $1,000.00 per 11% Cumulative Preferred Share, plus accrued and unpaid dividends.

                  (v)    Effect of Redemption.  From and after the date fixed
                         --------------------
              for redemption of 11% Cumulative Preferred Shares, if but only if the Corporation has duly paid in cash or set aside for payment in cash, the full redemption price for the 11% Cumulative Preferred Shares to be so redeemed,

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              dividends on 11% Cumulative Preferred Shares called for redemption shall cease to accrue, such 11% Cumulative Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of 11% Cumulative Preferred Shares as shareholders of the Corporation shall cease.

              (e)  Voting Rights.  Holders of 11% Cumulative Preferred Shares
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        are entitled to one vote per 11% Cumulative Preferred Share on all matters submitted to a vote or for the consent of the shareholders.

              Unless the vote or consent of the holders of a greater number of shares shall then be required by law, so long as any 11% Cumulative Preferred Shares are outstanding, the Corporation will not (a) without the affirmative vote or consent of the holders of at least 80% of the outstanding 11% Cumulative Preferred Shares, voting as a separate voting group, amend any of the provisions of the Articles of Incorporation so as to affect adversely the powers, preferences or special rights of the 11% Cumulative Preferred Shares; and (b) without the affirmative vote or consent of the holders of at least 80% of the outstanding 11% Cumulative Preferred Shares, merge or consolidate with or into any other corporation if such merger or consolidation would adversely affect the powers, preferences or rights of the 11% Cumulative Preferred Shares.


                                   ARTICLE IV
                                   ----------
                                   Directors
                                   ---------

        Any director may be removed, either with or without cause, at any meeting of the Shareholders by the affirmative vote of a majority in number of shares of the Shareholders of record present, in person or by proxy, and entitled to vote for the election of directors, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting.


                                   ARTICLE V
                                   ---------
                                  Incorporator
                                  ------------

        The name and address of the incorporator of the Corporation are Glenn Scolnik, Hammond, Kennedy, Whitney & Company, Inc., 8888 Keystone Crossing, Suite 690, Indianapolis, Indiana 46240.